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                                                                   Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                LICENSE AGREEMENT

                                     BETWEEN

                         THE TEXAS A&M UNIVERSITY SYSTEM

                                       AND

                                 INHIBITEX, INC.

         THIS LICENSE AGREEMENT is made and entered into by and between The Texas A&M University System (hereinafter referred to as "SYSTEM") with principal offices in College Station, Texas, and Inhibitex, Inc. (hereinafter referred to as "INHIBITEX"), a Delaware corporation with principal offices in Alpharetta, Georgia.

                                   WITNESSETH:

         WHEREAS, SYSTEM is the owner, or the exclusive licensee, of certain intellectual property related to Extracellular Matrix Binding Proteins; and

         WHEREAS, SYSTEM desires that such intellectual property should be commercialized for the public benefit and welfare; and

         WHEREAS, INHIBITEX holds rights in related patent applications and patents owned by SYSTEM, under a sublicense from the SYSTEM's licensee to such related technologies, the AM Fund I, L.P.; and

         WHEREAS, in addition to value that the subject intellectual property may hold in the production of commercial products, the intellectual property may enhance the value of the company, and may complement other assets in the portfolio of patent rights held by the company; and

         WHEREAS, INHIBITEX has represented that it has certain marketing, engineering and financial capabilities, and that it shall commit itself to a thorough and diligent program of development and commercialization of SYSTEM's intellectual property so that the public utilization shall result therefrom; and

         WHEREAS, SYSTEM is willing to grant to INHIBITEX, and INHIBITEX is willing to accept, a license to use SYSTEM intellectual property, upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

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                             ARTICLE I - DEFINITIONS

1.01 "PATENT RIGHTS" shall mean the SYSTEM's rights by assignment or by license in the following:

         (a) United States Patent Application 09/200,650 entitled, "Extracellular Matrix-Binding Proteins from Staphylococcus Aureus," filed on November 25, 1998; and

         (b) PCT/US Application 98/25246 entitled, "Extracellular Matrix-Binding Proteins from Staphylococcus Aureus," filed on November 25, 1998; and

         (c) United States Patent Application 09/095,272 entitled, "Methods for Inhibiting Platelet Aggregation and Thrombosis," filed on June 10, 1998; and

         (d) United States Provisional Patent Application 60/098,449 entitled, "Staphylococcal Adhesions for Donor Select and Donor Stimulation Strategies, "filed on August 31, 1998; converted August 1999 and also filed as a PCT application in August 1999; and

         (e) United States Provisional Patent Application 60/098,439 entitled, "Multi-component Vaccines," filed on August 31, 1998; converted August 1999 and also filed as a PCT application in August 1999; and

         (f) United States Provisional Patent Application 60/098,443 entitled, "MSCRAMMS from Staphylococcal Epidermidis as Targets from Immunopreventive and Immunotherapeutic Measures," filed on August 31, 1998 and refilled on January 25, 1999 as Provisional Application 60/117,119 as "Polypeptides and Polynucleotides from coagulase-negative staphylococci"; and

         (g) United States Provisional Application 60/133,334 entitled, "Ace, a Collagen Binding MSCRAMM for Enterococcus Faesalis as a Target for Immunopreventative Therapeutic Strategies," filed May 10, 1999; and

         (h) United States Provisional Patent Application 69/132,404 field April 28, 1999 entitled, "The Fibronogen-Binding MSCRAMM
                  (ClfA) of S. Aureus Inhibits Polymorphonuclear Attachment to Fibrinogen"; and

         (i) any patent(s) issuing from the foregoing application(s); any divisionals, continuations, or continuations-in-part of the foregoing applications; all equivalent foreign patent applications which claim priority under such application(s); any patent(s) issuing from the foregoing application(s); and all extensions or reissues of any such patent(s).

1.03 "LICENSED PRODUCT" or "LICENSED PRODUCTS" shall mean any product, process, or composition of matter which is within the scope of any Valid Claim under the PATENT RIGHTS. As used herein, Valid Claim shall mean and include a claim of an unexpired patent, or one whose expiration date has been extended by law, so long as such claim shall not have been held invalid in an unappealed or unappealable decision or a court or other authority of competent jurisdiction.

1.04 "EFFECTIVE DATE" shall mean the date this Agreement is executed by both parties hereto.

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1.05     "NET SALES" shall mean INHIBITEX's billings, or sublicensee(s)'s billings for sales of LICENSED PRODUCTS hereunder less the sum of the following:

         (a) sales taxes, tariff duties and/or use taxes directly imposed with reference to particular sales;

         (b)      outbound transportation prepaid or allowed; and

         (c)      amounts allowed or credited on returns.

         No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by INHIBITEX and on its payroll, or for the cost of collections. LICENSED PRODUCTS shall be considered "sold" when billed out or invoiced. Receipts from transactions which are not made at arm's length shall be assigned the value they would have had in similar commercial sales made at arm's length.

                           ARTICLE II - LICENSE GRANT

2.01 Grant. Except as outlined in paragraphs 2.02, 2.03, and 2.04, SYSTEM hereby grants to INHIBITEX the exclusive license and right under SYSTEM's rights in PATENT RIGHTS to make, have made, use, and sell the LICENSED PRODUCTS, and to grant sublicenses of the same scope, to the end of the term of this Agreement as prescribed in paragraph 7.01.

2.02 Reservation. SYSTEM, on behalf of itself, reserves an irrevocable, nonexclusive, nontransferable, royalty-free right to PATENT RIGHTS for its research and educational purposes only, and not for commercial purposes.

2.03 Reservation for Rice University, SYSTEM, on behalf of Rice University, reserves an irrevocable, nonexclusive, nontransferable, royalty-free right to the patent application within PATENT RIGHTS, and any subsequent patents issuing therefrom, identified as United States Patent Application 09/095,272 entitled, "Methods for Inhibiting Platelet Aggregation and Thrombosis," filed on June 10, 1998, for research and educational purposes only at Rice University and not for commercial purposes.

2.04 U.S. Government Rights. In light of the funding which led to the development of the technology described in the PATENT RIGHTS, the U.S. Government holds certain rights in the PATENT RIGHTS, as set forth in 37CFR410.14(a).

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                           ARTICLE III - CONSIDERATION

3.01 Commercial Development and Sales. In consideration of the license grant made to INHIBITEX by SYSTEM herein, INHIBITEX agrees to use commercially reasonable efforts to accomplish commercial development of LICENSED PRODUCTS. INHIBITEX or its sublicense(s) shall record first NET SALES no later than December 31, 2006, unless failure to reach this development milestone is due to commercial circumstances beyond its control, such as but not limited to unforeseen delays in U.S. Government regulatory approval; or unexpected technical, manufacturing scale up, clinical trial or regulatory issues. Once product sales begin, INHIBITEX shall record NET SALES every consecutive Calendar Year.

3.02 License Fee. In light of the funding which INHIBITEX has provided for research at SYSTEM, and in light of the support INHIBITEX has and is providing for U.S and international patent protection, SYSTEM hereby waives any requirement for payment of a License Fee.

3.03 Running Royalty Rate. In consideration for the license granted herein, INHIBITEX shall remit to SYSTEM a royalty on NET SALES as follows:

         (a) [ *** ] of NET SALES of LICENSED PRODUCTS which are claimed in patents comprising PATENT RIGHTS in which SYSTEM is the sole entity with authority to enter into license agreements for such patent(s), either by ownership, or by assignment or exclusive license; and

         (b) [ *** ] of NET SALES of LICENSED PRODUCTS which are claimed in patents comprising PATENT RIGHTS wherein SYSTEM and a second party have authority to enter into license agreements for such patent(s), either by ownership, or by assignment or exclusive license; and

         (c) [ *** ] of NET SALES of LICENSED PRODUCTS which are claimed in patents comprising PATENT RIGHTS wherein SYSTEM and two or more parties have authority to enter into license agreements for such patent(s), either by ownership, or by assignment or exclusive license.

3.04 Minimum Annual Consideration. In order to maintain this exclusive license to PATENT RIGHTS, INHIBITEX shall pay to SYSTEM Minimum Annual Consideration in accordance with the following schedule:

                  Calendar Years 2002 and 2003                     $20,000.00
                  Calendar Year 2004 and every year thereafter
                    through the expiration of the Agreement        $25,000.00

         In the event that the requirement for the Minimum Annual Consideration comes due before first NET SALES are recorded, then the Minimum Annual Consideration for the subject Calendar Year shall be waived as long as INHIBITEX is providing research support of like amount to the SYSTEM for the same Calendar Year. Once NET SALES

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         begins, in the event that INHIBITEX does not achieve any NET SALES during any specified Calendar Year, or that running royalties for the Calendar Year do not achieve the required minimum, INHIBITEX's royalty payment for the last quarter of the Calendar Year shall include payment of the balance needed to achieve the Minimum Annual Consideration for the Calendar Year. In the event that this Agreement expires of is terminated prior to the end of a Calendar Year, the Minimum Annual Consideration shall be prorated for that year.

3.05 Patent Expense Reimbursement. As additional consideration for the license granted herein, INHIBITEX shall reimburse SYSTEM for its documented expenses incurred after the EFFECTIVE DATE in the prosecution and maintenance of the PATENT RIGHTS as further described in Article VI. Reimbursement of SYSTEM documented expenses shall be provided by INHIBITEX to SYSTEM no later than thirty (30) days following INHIBITEX's receipt of SYSTEM's statement of expenses.

3.06 Research Sponsorship. INHIBITEX shall provide to The Institute of Biosciences and Technology of The Texas A&M University System Health Science Center, a component of SYSTEM, research funding of [ *** ] for the period September 1, 1999 through August 31, 2000. INHIBITEX may, but is not required to, annually renew the research contract, subject to approval of a Statement of Work and Budget to be submitted for its consideration.

                             ARTICLE IV- SUBLICENSES

4.01 Sublicenses. INHIBITEX may grant sublicenses hereunder to persons, firms or corporations under such terms and conditions as it may arrange. As set forth in paragraph 1.05, sales made by sublicense(s) shall be subject to the royalty set forth in paragraph 3.03. Beginning on January 1, 2006, or when INHIBITEX first becomes profitable as determined by generally accepted accounting principles, whichever comes first, if INHIBITEX negotiates for up-front license fees or other fees for the grant of a sublicense to PATENT RIGHTS in addition to royalty consideration, or receives periodic fee payments after this date, then INHIBITEX shall provide to SYSTEM [ *** ] of the portion of such fees recorded from such sublicense that are attributable to PATENT RIGHTS. The portion attributable to the PATENT RIGHTS shall be determined mutually and in good faith. Any payments due to SYSTEM under this paragraph 4.01 shall be included with INHIBITEX's payments and reports under the provisions of ARTICLE VI hereof for the quarterly period in which any such considerations are received by INHIBITEX.

4.02 Reporting. INHIBITEX shall notify SYSTEM of the grant of sublicense to any third party and shall provide SYSTEM with copies of all executed sublicenses and of such sublicensee's quarterly reports as are pertinent to calculation of SYSTEM's consideration hereunder.

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4.03     Non-cash transactions. INHIBITEX shall not accept anything of value in lieu of money payment under a sublicense without the express written consent of SYSTEM.

4.04 Sublicense obligations. INHIBITEX agrees that any sublicenses granted by it shall provide that the obligations to SYSTEM of Article X, and paragraphs 12.02 and 12.03 of this Agreement shall be binding upon the sublicensee(s) as if it were a party to this Agreement. INHIBITEX further agrees to include or attach copies of these Articles and paragraphs to sublicense agreements.

                               ARTICLE V - PATENTS

5.01 Patent Filing and Prosecution. SYSTEM shall prosecute to completion the U.S. Patent Applications identified in and comprising PATENT RIGHTS. "Prosecution to completion" shall mean prosecution of the original and any continuing or divisional applications to issuance or to a final rejection. SYSTEM is not required to, but may at its discretion, pursue an appeal to the Board of Patent Appeals and Interferences, or the Federal Circuit Courts, or similar action in foreign countries. SYSTEM shall maintain any U.S. patent resulting from the prosecution described hereinabove. In the event that INHIBITEX determines not to continue reimbursement of SYSTEM's expenses for the prosecution to completion or maintenance of U.S. Patent Applications comprising PATENT RIGHTS, INHIBITEX will inform SYSTEM of its decision in sufficient time for SYSTEM to make decisions regarding its desire to continue prosecution. In such case, SYSTEM shall have the right to continue the prosecution or maintenance at its own expense. However, any such applications or patents funded by SYSTEM thereafter shall be excluded from PATENT RIGHTS.

5.02 Foreign Patent Applications. At its sole discretion and expense, INHIBITEX may authorize SYSTEM to file and prosecute foreign patent applications corresponding to U.S. patent applications filed pursuant to paragraph 5.01.

         (a) Election not to file. INHIBITEX will inform SYSTEM no later than nine (9) months following the date of filing of such U.S. applications as to its selection of foreign countries in which it desires SYSTEM to seek corresponding patent protection. The SYSTEM shall then have the right to file corresponding foreign patent applications at its own expense in those foreign countries not selected by INHIBITEX. However, such applications filed at SYSTEM's expense shall be excluded from PATENT RIGHTS.

         (b) Prosecution and Maintenance of Foreign Patents. Should INHIBITEX select a country in which to file corresponding foreign patent applications(s) and subsequently elects not to continue to reimburse the SYSTEM for its diligent prosecution and maintenance of such foreign patent(s) or patent application(s), it shall so notify the SYSTEM at least three
                  (3) months prior to taking (or not taking) any action which would result in abandonment, withdrawal or lapse of

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                  such foreign patent(s) or application(s). The SYSTEM shall then have the right to continue maintenance of prosecution of such foreign patent(s) or application(s) at its own expense. However, expenses incurred prior to the point of INHIBITEX taking (or not taking) such action shall remain the responsibility of LICENSEE and such foreign patent(s) or applications(s) shall be excluded from PATENT RIGHTS.

5.03 Financial Responsibility. INHIBITEX, upon receipt of a supporting invoice from SYSTEM, shall reimburse SYSTEM for all expenses incurred by SYSTEM in filing, prosecuting, and maintaining the aforementioned patent application(s) and patent(s) under the PATENT RIGHTS, in accordance with paragraphs 5.01, and 5.02, hereinabove. INHIBITEX shall provide payment as reimbursement of SYSTEM's documented expenses incurred in filing, prosecuting or maintaining patent application(s) or patent(s) as described hereinabove within thirty (30) days of receipt of SYSTEM's supporting invoice.

5.04 Information. SYSTEM shall keep INHIBITEX promptly and fully informed of the course of patent prosecution or other proceedings. SYSTEM shall disclose to INHIBITEX the complete texts of all patent applications filed by SYSTEM under the PATENT RIGHTS as well as all information received concerning office actions, the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any other official proceeding involving PATENT RIGHTS. SYSTEM shall provide to INHIBITEX the timely and reasonable opportunity to provide input to the development of the patent application and any official proceedings thereafter.

                        ARTICLE VI - PAYMENTS AND REPORTS

6.01 When Royalty Payments are due. Royalty Payments shall be made quarterly. Royalty Payments shall be made to SYSTEM, in College Station, Texas, not later than sixty (60) days after the last day of the calendar quarter in which they accrue.

6.02 Royalty reports. With each quarterly payment, INHIBITEX shall provide a royalty and sales report with sufficient details to allow SYSTEM to calculate the royalty due that quarter. No quarterly reports are due until sales of LICENSED PRODUCTS begin. After product sales begin, quarterly reports shall be provided even if no royalties accrued during the quarter.

6.03 Currency. Payments shall be in United States dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarter reporting period to which royalty payments relate.

6.04 Inspection of books and records. At its own expense, SYSTEM may annually inspect INHIBITEX's books and records as needed to determine royalties payable. INHIBITEX shall maintain such books and records for at least three (3) years following the dates of the underlying transactions. Any such inspections shall be in confidence and conducted during ordinary business hours, and SYSTEM will provide INHIBITEX prior notice of two (2) weeks before making such inspections. SYSTEM may employ a Certified Public Accountant for this purpose.

6.05 Interest charges. Overdue royalty payments shall bear interest until payment at a per annum rate five percent (5%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date or the highest rate allowed by law, whichever is lower. The payment of such interest shall not foreclose SYSTEM from exercising any other rights it may have as a consequence of the lateness of any payment.

6.06 Commercialization Report. Within sixty (60) days following the close of each Calendar Year, INHIBITEX shall deliver to SYSTEM a written report as to INHIBITEX's efforts and accomplishments during the preceding year in commercializing LICENSED PRODUCTS, as well as its commercialization plans for the coming year.

                            ARTICLE VII- TERMINATION

7.01 Expiration. This Agreement, unless sooner terminated as provided herein, shall remain in effect until (a) failure of SYSTEM to obtain one or more issued patent under PATENT RIGHTS, (b) expiration of the last to expire patent(s) under the PATENT RIGHTS, or (c) final and unappealed determination by a court of competent jurisdiction that all patent applications and patents comprising PATENT RIGHTS are invalid and unenforceable.

7.02 Termination by INHIBITEX. INHIBITEX may terminate this Agreement by providing written notice to SYSTEM at least sixty (60) days before the termination is to take effect.

7.03 Termination by SYSTEM. If INHIBITEX defaults in making payments under this Agreement or otherwise materially breaches this Agreement, SYSTEM may give INHIBITEX written notice of the breach. INHIBITEX shall have a period of sixty (60) days from receipt of the notice to cure the breach. If INHIBITEX does not cure the breach within this period, SYSTEM may terminate this Agreement by giving written notice of its election to do so.

7.04     Financial condition. If INHIBITEX: (a) ceases to carry on its business,
         (b) becomes "insolvent" (as such term is defined in the United States Bankruptcy Code, as amended from time to time), (c) fails to pay its debts in the ordinary course of business under conditions indicating insolvency, or (d) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws, then SYSTEM may terminate this Agreement without prejudice to any other remedy to which SYSTEM may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to INHIBITEX.

7.05 Return of rights. Should this Agreement be terminated under paragraphs 7.02, 7.03, or 7.04 above, any and all rights, licenses and claims hereunder shall be returned by INHIBITEX to SYSTEM.

7.06 Return of Rights in Individual Technologies. INHIBITEX and SYSTEM recognize and acknowledge that PATENT RIGHTS may claim technologies that ultimately may comprise more than one potential commercial product. Furthermore, INHIBITEX and SYSTEM recognize that INHIBITEX, in its normal business operations, may choose to pursue development and commercialization of one or more potential products with greater diligence than other, including but not limited abandonment of pursuit of commercialization of one or more technologies claimed in PATENT TIHTS. Furthermore, while SYSTEM recognizes the importance of the body of related technologies to INGIBITEX'S business and development efforts, SYSTEM's public mission requires that it assure that potential products are developed to the maximum public benefit. Accordingly, at any time following the second anniversary of EFFECTIVE DATE, in the event that SYSTEM believes that INHIBITEX has failed to devote reasonable business efforts to the development and commercialization of certain technology or products claimed in one of more of the patents comprising PATENT RIGHTS, it may send notice to INHIBITEX requesting that the License Agreement be amended to return to SYSTEM those rights previously granted to INHIBITEX in such enumerated PATENT RIGHTS. INHIBITEX shall consider SYSTEM's request in good faith and unless it can prove diligence consistent with reasonable judgement in business developments for the cited technology or product claimed in such enumerated PATENT RIGHTS, shall return such SYSTEM's rights in such PATENT RIGHTS to SYSTEM, the parties shall submit the question to non-binding arbitration. It is understood that the principles set forth in this paragraph 7.06 are applicable to one or more patent applications or patents, and not to individual claims of the patent applications or patents; as further clarification, diligence respecting any claim of a subject patent application or patent would constitute diligence to the patent application or patent as a whole.

7.07 Other matters surviving termination. All accrued obligations and claims, including royalty obligations and claims or causes of action for breach of this Agreement, shall survive termination of this Agreement. Obligations of confidentiality shall survive termination of this Agreement. This section controls in the case of a conflict with any other section of this Agreement.

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               ARTICLE VIII - ENFORCEMENT OF LICENSED TECHNOLOGY.

8.01 Notice of infringement. SYSTEM and INHIBITEX shall promptly notify one another in writing of any alleged infringement of any PATENT RIGHTS. Within thirty (30) days after receipt of such notice, SYSTEM and INHIBITEX shall meet and formulate a strategy for resolving the alleged infringement.

8.02 Legal process. INHIBITEX shall have the right, but no obligation, to pursue legal process to redress the alleged infringement. Upon SYSTEM's written consent, INHIBITEX may bring such process in the name of SYSTEM and may make SYSTEM a party plaintiff or otherwise appropriate participant in such process. In the event that INHIBITEX desires to bring such process in the name of SYSTEM, INHIBITEX shall pay SYSTEM's legal expenses incurred in bringing such process in the name of SYSTEM, and shall indemnify SYSTEM against any order for costs that may be made against SYSTEM as a result of SYSTEM being named as a party in such proceedings. In the event SYSTEM elects to participate substantively in the litigation it shall do so at its own expense.

8.03 Monetary Recovery. Any monetary recovery for an infringement in a suit brought by INHIBITEX shall be applied in the following manner: first, to INHIBITEX's documented legal expenses; second, [ *** ] to INHIBITEX and [ *** ] to SYSTEM.

8.04 Cooperation. SYSTEM and INHIBITEX shall cooperate in any legal process concerning alleged infringement of PATENT RIGHTS. Each party shall, to the fullest extent possible, make available its employees, records, information and the like as relevant to the legal process.

8.05 Action by licensor. Should INHIBITEX choose not to pursue legal action to redress the alleged infringement, SYSTEM may do so at its own expense. Any monetary recovery resulting from pursuit of redress solely by SYSTEM shall be considered SYSTEM's recovery with no obligations to INHIBITEX.

                   ARTICLE IX - OBLIGATIONS OF CONFIDENTIALITY

9.01 Confidential information identified. These obligations of confidentiality cover all information which any party to this Agreement discloses to the other party, provided that the information concerns or arises out of this Agreement and is made in a written document marked "Confidential." This information is called the "CONFIDENTIAL INFORMATION" in this section. However, the following classes of information are specifically excluded from this definition of "CONFIDENTIAL INFORMATION":

         (a) Information which is available to the public at the time it is disclosed,

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         (b)      Information which becomes available to the public without a breach of this Agreement,

         (c) Information which the recipient already possesses at the time it is disclosed,

         (d) Information which is internally developed by the recipient independently of and wholly without knowledge of the CONFIDENTIAL INFORMATION, and

         (e) Information which is lawfully disclosed to the recipient by a third party which makes such disclosure without a breach of any secrecy Agreement.

9.02 Secrecy. The recipient shall hold the CONFIDENTIAL INFORMATION in confidence and shall not disclose it nor permit it to be disclosed to any other party, with the exception that INHIBITEX may disclose CONFIDENTIAL INFORMATION disclosed by SYSTEM hereunder to sublicense(s) or potential sublicensee(s), consultants, its Board of Directors and Scientific Advisory Boards as long such parties agree to be bound by similar terms of confidentiality. The recipient shall use the CONFIDENTIAL INFORMATION solely for the purposes of this Agreement. The recipient's obligation to maintain the CONFIDENTIAL INFORMATION in confidence shall expire after five (5) years from the date of disclosure.

9.03 Governmental Disclosure. It is understood and agreed that the recipient of any CONFIDENTIAL INFORMATION shall not be precluded from disclosing such CONFIDENTIAL INFORMATION if such disclosure is made in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, or by order of the Attorney General of the State of Texas; provided, however, that the recipient first shall have given notice to the disclosing party sufficient to allow the other party to seek protection from such order. Furthermore, it is understood and agreed that nothing in this Agreement shall prevent either party from disclosing information to the United States or any State of foreign government, or to any agency or representative thereof, which is required to be disclosed by law or regulation or to satisfy any governmental regulation relating to the use of the LICENSED PRODUCTS. It is understood and agreed that disclosure of CONFIDENTIAL INFORMATION may be made to the U.S. Patent and Trademark Office, and to comparable foreign offices, for purposes of securing and prosecuting patent application(s) under the PATENT RIGHTS.

9.04 Protective Measures. To protect the confidentiality of the CONFIDENTIAL INFORMATION, the recipient shall take the same measure which it takes to protect the confidentiality of its own confidential information, and shall take those measures which a prudent business person would take to protect valuable, secret, proprietary information.

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            ARTICLE X - LIABILITY, INDEMNIFICATION & REPRESENTATIONS

10.01 Patent Infringement Indemnification. INHIBITEX shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless SYSTEM, Rice University, their regents, officers, employees, and affiliates, against any claim, proceeding, demand, liability, or expense (including legal expenses and reasonable attorney's fees) which relates to any action brought by a third party alleging infringement of a domestic or foreign patent as a result of the activities of INHIBITEX or sublicensee(s) under this Agreement.

10.02 Product Liability and Indemnification. INHIBITEX shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless SYSTEM, Rice University, their regents, officers, employees, and affiliates, against any claim, proceeding, demand, liability, or expenses (including legal expenses and reasonable attorney's fees) which relates to injury to persons or property, or against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of LICENSED PRODUCTS or arising from any obligation of INHIBITEX or sublicensee(s) under this Agreement.

10.03 Representation. SYSTEM represents that it owns and has title, either solely or jointly, to the PATENT RIGHTS, or holds a license to the PATENT RIGHTS, and has the full right and power to grant the license to its interests in such PATENT RIGHTS as set forth in paragraph 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. SYSTEM MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES SYSTEM ASSUME ANY OBLIGATIONS WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR ANY OTHER RIGHTS OF THIRD PARTIES DUE TO INHIBITEX'S ACTIVITIES UNDER THIS AGREEMENT.

10.04 Representation Regarding AtheroGenics, Inc. SYSTEM represents that it previously entered into a Letter Agreement with AtheroGenics, Inc., wherein AtheroGenics, Inc. funded U.S. Patent Application 06/049,333 (converted to U.S. Patent Application 09/095,272) as consideration for an option to negotiate for rights in any resulting patents. By letter dated August 19, 1998, a copy of which is included as Exhibit A hereto, AtheroGenics, Inc. has requested that SYSTEM instead license the subject intellectual property to INHIBITEX.

10.05 Representation Regarding Rice University. SYSTEM represents that is has entered into a Memorandum of Agreement dated September 10, 1998 with Rice University wherein Rice University has licensed its interest in U.S. Patent Application 09/095,272 to the SYSTEM.

10.06 Representation Regarding BioResearch Ireland. SYSTEM represents that a subset of PATENT RIGHTS is jointly owned by BioResearch Ireland, and that SYSTEM has not secured exclusive licenses to the rights of BioResearch Ireland in such jointly owned PATENT RIGHTS. SYSTEM has received communication from INHIBITEX that such rights of BioResearch Ireland have been licensed directly between the parties, such arrangement confirmed by BioResearch Ireland in letter dated December 7, 1999, and included as Attachment B hereto.

10.07 Representation Regarding United States Provisional Application 60/133,334. SYSTEM represents that continued development and improvement of the technology comprising United States Provisional Application 60/133,334, entitled, "Ace, a Collagen Binding MSCRAMM for Enterococcus Faesalis as a Target for Immuno-preventative Therapeutic Strategies," may involve collaboration with researchers at the University of Texas Health Science Center at Houston, Texas ("Center"). Furthermore, at such time as the subject provisional patent may be converted to a full utility patent, inventors from the Center may be included as co-inventors for the subject technology. In such case, while the SYSTEM would seek to obtain exclusive rights in the Center's interest in such technology through a Memorandum of Understanding ("MOU") with the Center, the SYSTEM makes no representation that such MOU will be certain or that it will succeed in obtaining exclusive interest in the Center's rights in any such patent application.

                              ARTICLE XI - NOTICES

11.01 Notices. Payments, notices, or other communications required by this Agreement shall be sufficiently made or given if mailed by certified First Class United States mail, postage pre-paid, or by commercial carrier (e.g., Federal Express, Airborne, etc.) when such carrier maintains receipt or record of delivery, addressed to the address stated below, or to the last address specified in writing by the intended recipient.

         (a)      If to SYSTEM:

                  Executive Director
                  Technology Licensing Office
                  The Texas A&M University System
                  310 WERC
                  College Station, Texas 77843-3369

         (b)      If to INHIBITEX:

                  William D. Johnston, Ph.D.
                  President and CEO
                  Inhibitex. Inc.
                  8995 Westside Parkway
                  Alpharetta, GA 30004

                     ARTICLE XII - MISCELLANEOUS PROVISIONS

12.01 Export Controls. It is understood that SYSTEM is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by INHIBITEX that INHIBITEX shall not export data or commodities to certain foreign countries without prior approval of such agency. SYSTEM neither represents that a license shall not be required nor that, if required, it shall be issued.

12.02 Non-Use of Names. INHIBITEX shall not use the names of The Texas A&M University System, Rice University, nor of any of their employees or components, nor any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent obtained from SYSTEM in each case, except that INHIBITEX may state that it is licensed by SYSTEM under one or more of the patents and/or applications comprising the PATENT RIGHTS.

12.03 Trademarks. INHIBITEX shall have the right to select, own and use its own trademark(s) on the LICENSED PRODUCTS. However, nothing herein shall be construed as granting to INHIBITEX any license or other right under any trade name, trademark, or service mark owned or licensed by SYSTEM. Conversely, SYSTEM shall have no rights to trade names, trademarks, or service marks owned by INHIBITEX.

12.04 Assignment of this Agreement. This Agreement, with the rights and privileges that it creates, is assignable only with the written consent of both parties.

12.05 Funding. It is understood that royalty and other payments due SYSTEM as specified in Article III are just returns to SYSTEM in consideration of the grant made to INHIBITEX, and shall not be construed in any manner to be funding for additional research.

12.06 Force majeure. Each party shall be excused from any breach of this Agreement, which is proximately caused by government regulation, war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

12.07 Execution and modification. This Agreement will become binding only when signed by both parties. It may be modified or amended only by a writing signed by the parties.

12.08 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the PATENT RIGHTS and supersedes all other written and oral agreements between the parties with respect to the PATENT RIGHTS.

12.09 Headings. Headings appear solely for convenience of reference. Such headings are not part of this Agreement and shall not be used to construe it.

12.10 Provisions. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties have caused this Agreement to become effective as of the date last executed below by a signatory to this Agreement.

INHIBITEX, INC.                           THE TEXAS A&M UNIVERSITY SYSTEM

   /s/ William D. Johnston                   /s/ Tom D. Kale
----------------------------------        -------------------------------------
William D. Johnston                       Tom D. Kale
President & CEO                           Vice Chancellor for Business Services

Date: 1/19/00                             Date: 2/4/00